Exhibit 10.24

Salt Water Disposal Agreement

Timmons Lease

Trix Lix Field, Titus County, Texas

For one hundred dollars ($100.00) herein paid by Frank W. Cole, dba Frank W Cole Engineering, (a sole proprietorship owned by Frank W Cole) whose address is 6130 Spring Valley, Dallas, Texas, 75240, the following has been agreed to between Cole and Tres B Partnership (Partnership owned equally by Ken Bishop, Steve Bishop, and Rickey Brantley). The address of the partnership is P.O. Box 367, Clarksville, Texas, 75426.

Tres B Partnership is the owner of the surface on a tract of land known as the Timmons Lease, more fully described as follows:

1,200 acres, more or less, in the B. Strunk Survey,

A-498, Titus County, Texas

There is an existing salt water disposal agreement and electric power right-of-way, (copies attached) on this property. The purpose of this agreement is to clarify certain terms of the Original Agreement with the current surface owner.

Timmons No. 15D is a Railroad Commission approved injection well. There is an existing injection facility near the No. 15D well. There are various existing water lines from the leases near the Timmons Lease. Frank W Cole has acquired, or is in the process of acquiring several oil and gas leases on the Timmons and nearby properties. Frank W Cole Engineering is approved as an operator by the Texas Railroad Commission (Operator #167054). Frank W Cole Engineering will be the named operator of the Timmons salt water disposal facility, and the oil and gas properties which will be using the Timmons disposal facilities.

The following terms and conditions are agreed to:

1.	Tres B Partnership agrees to allow Frank W Cole, dba Frank W Cole Engineering or its assigns, to continue use of the Timmons salt water disposal facilities, including water lines and electrical power lines.

2.	Frank W Cole, dba Frank W Cole Engineering agrees to the following:

a.	Cole will maintain existing all weather roads from the south end of the Timmons Lease to the Salt Water Disposal Facility.

b.	Cole will pay the Partnership the sum of $100.00 per month for salt water disposal in the Timmons Disposal facility for each lease. Payment will be made on or before the tenth day of the month following the end of the month in which said disposal was made.

Disposal Agreement

2-1-2000

3.	Cole, or his assigns, shall have the sole authority for authorizing use of the Timmons disposal facility.

4.	Cole will maintain required insurance.

5.	Cole will fence emergency disposal pit and pumping facility to keep out livestock.

This Agreement, which becomes effective February 1, 2000, shall continue in force as long as oil is produced from the Trix Lix Field, as specified in the Original Agreement.

Agreed to the foregoing:

Tres B Partnership	Frank W Cole, dba Frank W Cole Engineering

/s/ Ken Bishop	/s/ Frank W Cole Agent
Ken Bishop	Frank W Cole Date: 10 May 2000

/s/ Steve Bishop
Steve Bishop

/s/ Ricky Brantley
Ricky Brantley Date: _________________

FRANK W. COLE Eng.

512-491-6292

913 PEGGOTTY PLACE

AUSTIN, TX 78753

DATE 10 May 2000

PAY TO THE ORDER OF	Tres B Partership	$300.00

Three Hundred and no/ Hundredths		DOLLARS

FOR SWD Fee Leases Month of May			/s/ Illegible

	“002321”	:113000023:	002141286186”

Maverick Manufacturing Co. P.O. Box 367 • 1400 Maverick Road Clarksville, Texas 75426